ECS FEDERAL, LLC AND SUBSIDIARIES AUDITED CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2016 AND 2015

ECS Federal, LLC and Subsidiaries

Table of Contents

Page
Independent Auditor's Report	1 - 2
Audited Consolidated Financial Statements
Consolidated Balance Sheets	3 - 4
Consolidated Statements of Income	5
Consolidated Statements of Equity	6
Consolidated Statements of Cash Flows	7 - 8
Notes to Consolidated Financial Statements	9 - 34

Independent Auditor's Report

Members
ECS Federal, LLC
Fairfax, Virginia

We have audited the accompanying consolidated financial statements of ECS Federal, LLC and Subsidiaries, which comprise the Consolidated Balance Sheets as of December 31, 2016 and 2015, and the related Consolidated Statements of Income, Equity and Cash Flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

Independent Auditor's Report (continued)

We believe that the audit evidence that we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ECS Federal, LLC and Subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Changes in Accounting Principles

As discussed in Note 1 to the consolidated financial statements, during the year ended December 31, 2016, management has adopted the provisions of FASB Accounting Standards Update No. 2017‑01 Clarifying the Definition of a Business (which provides guidance in evaluating whether transactions should be accounted for as acquisitions of assets or businesses), No. 2015‑03, Simplifying the Presentation of Debt Issuance Costs (which changes presentation of debt issuance costs to be a direct deduction from the carrying amount of the related liability), and ASU 2015‑17 Balance Sheet Classification of Deferred Taxes (which changes presentation of all deferred taxes to be noncurrent). Our opinion is not modified with respect to these matters.

Rockville, Maryland April 10, 2017

ECS Federal, LLC and Subsidiaries

Consolidated Balance Sheets
(dollars in thousands)

December 31,	2016	2015
Assets
Current assets
Cash and cash equivalents	$2,594	$11
Accounts receivable, net	57,554	52,863
Prepaid expenses and other current assets	1,122	1,157
Inventory, net	658	757
Total current assets	61,928	54,788

Property and equipment, net	5,754	5,049

Other assets
Goodwill, net	52,451	59,224
Intangible assets, net	2,615	6,008
Deposits and other assets	321	314
Total other assets	55,387	65,546

Total assets	$123,069	$125,383

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

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ECS Federal, LLC and Subsidiaries

Consolidated Balance Sheets (continued)
(dollars in thousands)

	2016	2015
Liabilities and Members' Equity
Current liabilities
Accounts payable and accrued expenses	$28,238	$29,293
Accrued salaries and related liabilities	18,147	15,740
Deferred revenue	1,462	1,143
Current portion of deferred purchase consideration	5,722	-
Income taxes payable	113	583
Provision for overapplied indirect rates	1,275	1,062
Current portion of deferred rent	99	-
Total current liabilities	55,056	47,821

Long term liabilities
Note payable, net of deferred financing costs	13,708	29,273
Deferred purchase consideration, net of current portion	409	3,273
Deferred rent, net of current portion	338	239
Stock appreciation rights obligation	490	215
Deferred income taxes	195	194
Total long term liabilities	15,140	33,194

Total liabilities	70,196	81,015

Commitments and contingencies

Members' equity	52,873	44,368

Total liabilities and members' equity	$123,069	$125,383

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.
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ECS Federal, LLC and Subsidiaries

Consolidated Statements of Income
(dollars in thousands)

Years Ended December 31,	2016	2015

Contract revenue	$385,376	$302,052

Direct costs
Direct labor	126,754	98,954
Subcontractors and consultants	135,164	93,316
Other direct costs	7,650	10,440
Total direct costs	269,568	202,710

Gross margin	115,808	99,342

Indirect costs
Indirect costs	79,166	77,795
Depreciation and amortization	12,698	11,050
Acquisition costs	148	1,793
Total indirect costs	92,012	90,638

Income from operations	23,796	8,704

Other (expense) income
Interest income	28	71
Other income	163	-
Interest expense	(1,387)	(960)
Total other expense	(1,196)	(889)

Income before provision for income taxes	22,600	7,815

Provision for income taxes	1,660	321

Net income	$20,940	$7,494

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.
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ECS Federal, LLC and Subsidiaries

Consolidated Statements of Equity
(dollars in thousands)

	Voting Common Stock	Non‑voting Common Stock	Retained Earnings	Members' Equity	Total

Balance, January 1, 2015	$1	$1	$55,331	$—	$55,333
Corporate restructuring (Note 16)	(1)	(1)	(55,331)	55,333	—
Distributions	—	—	—	(18,459)	(18,459)
Net income	—	—	—	7,494	7,494

Balance, December 31, 2015	—	—	—	44,368	44,368
Distributions	—	—	—	(12,435)	(12,435)
Net income	—	—	—	20,940	20,940

Balance, December 31, 2016	$—	$—	$—	$52,873	$52,873

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.
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ECS Federal, LLC and Subsidiaries

Consolidated Statements of Cash Flows
(dollars in thousands)

Years Ended December 31,	2016	2015

Cash flows from operating activities
Net income	$20,940	$7,494
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,852	878
Amortization of deferred financing costs	435	188
Amortization of goodwill and intangible assets	10,846	10,172
Stock appreciation rights obligation expense	325	203
Deferred income taxes	1	79
(Increase) decrease in
Accounts receivable	(4,691)	29,662
Prepaid expenses and other current assets	35	13,307
Inventory	99	(136)
Deposits and other assets	(7)	20
Increase (decrease) in
Accounts payable and accrued expenses	1,803	(13,213)
Accrued salaries and related liabilities	2,407	2,630
Deferred revenue	319	1,143
Income taxes payable	(470)	589
Provision for overapplied indirect rates	213	(460)
Deferred rent	198	100
Payments on stock appreciation rights obligations	(50)	(9)
Net cash provided by operating activities	34,255	52,647

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.
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ECS Federal, LLC and Subsidiaries

Consolidated Statements of Cash Flows (continued)
(dollars in thousands)

Years Ended December 31,	2016	2015

Cash flows from investing activities
Purchases of property and equipment	(2,557)	(545)
Cash paid for the acquisition of i_SW, net of cash acquired	—	(20,027)
Cash paid for the acquisition of SPC, net of cash acquired	—	(5,054)
Cash paid for the acquisition of KSH, net of cash acquired	—	(8,938)
Cash paid for contingent consideration of Gupton's contract	—	(1,950)
Cash paid for the acquisition of contracts	(680)	—
Net cash used by investing activities	(3,237)	(36,514)

Cash flows from financing activities
Payments of deferred financing costs	—	(1,673)
Proceeds from note payable	12,034	62,298
Payments on note payable	(28,034)	(58,298)
Distributions	(12,435)	(18,459)
Net cash used by financing activities	(28,435)	(16,132)

Net change in cash and cash equivalents	2,583	1

Cash and cash equivalents at beginning of year	11	10
Cash and cash equivalents at end of year	$2,594	$11

Supplemental information:
Interest paid	$733	$773

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.
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ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

1.	Organization and significant accounting policies
Organization: ECS Federal, Inc. (an S Corporation) was incorporated in April 1993 under the laws of the state of Florida. On March 24, 2015, ECS Federal, Inc. was converted to ECS Federal, LLC (ECS), a Delaware limited liability company, as part of a corporate restructuring (Note 16). ECS is headquartered in Fairfax, Virginia.
ECS provides its customers with high‑end information technology, advanced engineering, and systems integration services and solutions. Substantially all of ECS' revenue is derived from contracts with the U.S. Government, either directly as a prime contractor or as a subcontractor. ECS primarily conducts business throughout the United States.
i_SW, LLC (i_SW), a limited liability company under the laws of the Commonwealth of Virginia, is a provider of technical, integration, engineering and analytic solutions to the U.S. Government and other customers primarily in the Washington, D.C. metropolitan area.
KSH Solutions, Inc. (KSH) was incorporated under the laws of the state of Texas and is headquartered in San Antonio, Texas, with a corporate service center in Charleston, South Carolina. KSH is a provider of enterprise wide information assurance and support, with a specialty in healthcare operations.

Principles of consolidation: The accompanying 2016 consolidated financial statements include the accounts of ECS and its wholly owned subsidiaries: i_SW, LLC and KSH Solutions, Inc. (collectively referred to as the Company). The accompanying 2015 consolidated financial statements include the accounts of ECS and its wholly owned subsidiaries: i_SW, LLC, SPC Federal, LLC, and KSH Solutions, Inc. All significant intercompany balances and transactions have been eliminated in consolidation. The 2015 Consolidated Statement of Income includes the results of operations of the acquired entities from the date of acquisition to December 31, 2015 (see Note 2). On January 1, 2016, SPC Federal, LLC was legally dissolved into ECS and the Company remained as the surviving entity.

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ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

Cash and cash equivalents:  For purposes of financial statement presentation, the Company considers all highly liquid debt instruments with initial maturities of ninety days or less to be cash equivalents. The Company maintains cash balances which may exceed federally insured limits. Management does not believe that this results in any significant credit risk.
The Company reduces cash balances when payments are disbursed. Due to a time delay in disbursements clearing the bank, the Company reports negative balances in its cash disbursements accounts as a current liability. At December 31, 2015, the Company has included a negative cash balance of $380 in accounts payable and accrued expenses in the accompanying Consolidated Balance Sheets.

Accounts receivable:  Accounts receivable are recorded at the invoiced amount, are granted on an unsecured basis, and are typically considered past due if the invoice has been outstanding beyond sixty days of the customer's receipt of invoice. The Company does not typically charge interest on accounts receivable.
The face amount of accounts receivable is reduced by an allowance for doubtful accounts. The allowance for doubtful accounts reflects the best estimate of probable losses determined principally on the basis of historical experience and specific allowances for known troubled accounts. All accounts or portions thereof that are deemed to be uncollectible or that require an excessive collection cost are written off to the allowance for doubtful accounts. The Company has provided for an allowance for doubtful accounts as of December 31, 2016 and 2015 of $145 and $435, respectively.

Property and equipment:  Property and equipment are recorded at the original cost, or fair value at the date of acquisition, and are being depreciated on a straight‑line basis over estimated lives of three to ten years. Leasehold improvements are amortized over the life of the assets or the remaining period of the lease, whichever is shorter.

Inventory:  Inventory consists of raw materials, work in process, and finished goods. Raw materials are stated at the lower of cost or market value. Work in process represents accumulated direct labor, materials, subcontracts and allocated indirect costs related to specific manufacturing contracts in progress, reduced by amounts identified with revenue recognized on units delivered and unliquidated progress payments. A provision is made to reduce accumulated costs on uncompleted contracts to net realizable value if losses are anticipated.

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ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

The costs attributed to units delivered under long‑term production contracts are based on the estimated average cost of all units contracted to be produced and are recognized as units or performances are delivered and accepted by the customer. Contract unit cost estimates are reviewed and updated regularly over the term of contract performance. The costs attributed to units delivered under small, short‑term production contracts is based on actual costs.
The carrying value of inventory is affected by obsolescence. The Company has provided an inventory allowance of $117 as of December 31, 2016 and 2015.

Investment in joint venture:  The Company has an investment in Advanced Quality Alliance, LLC, a joint venture in which it owns a 49% interest. The joint venture was formed as the result of an approved Mentor‑Protegé Program with the Small Business Administration (SBA). The joint venture was organized for the purposes of providing services to various authorized federal government customers for contract work as permitted by the SBA. The Company accounts for its investment under the equity method of accounting.

Consolidation of variable interest entity:  Accounting standards require the primary beneficiary of a variable interest entity to consolidate that entity. Variable interests are contractual, ownership, or other pecuniary interest in a legal entity ("VIE") that change with changes in the fair value of the VIE's net assets exclusive of variable interests. A VIE generally is an entity with one or more of the following characteristics: (a) has an insufficient amount of at‑risk equity to permit the entity to finance its activities without additional subordinated financial support provided by any parties, (b) whose at‑risk equity owners, as a group, do not have the power, through voting rights or similar rights, to direct the activities of an entity that most significantly impact the entity's economic performance, or (c) whose at‑risk equity owners do not absorb the entity's losses or receive the entity's residual returns.
The Company uses primarily a qualitative approach in evaluating VIEs for consolidation and performs an analysis to determine whether its variable interests give it a controlling financial interest in a VIE. This analysis identifies the primary beneficiary of a VIE as the entity that has (a) the power to direct the activities of the VIE that most significantly impact the VIE's economic performance, and (b) the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.

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ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

The Company evaluated the provisions of this standard as it relates to the Company's investment in Advanced Quality Alliance, LLC, (Note 8), to determine whether the joint venture is a VIE and the Company is the primary beneficiary.
The Company has developed a methodology to determine whether it is considered the primary beneficiary in VIE relationships. In determining whether the Company is the primary beneficiary of the joint venture, management considered qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the joint venture's economic performance and which party controls such activities; the amount and characteristics of the investment; the obligation or likelihood to provide financial support; and the similarity with and significance to the business activities.

Although management believes that its accounting policy is designed to properly assess its primary beneficiary status, changes to the significant judgments and assumptions used in its evaluation could produce different conclusions regarding the Company's status or non‑status as a primary beneficiary. Based on these judgments and assumptions, the Company does not consider itself the primary beneficiary of the joint venture and therefore has not consolidated the entity in the accompanying consolidated financial statements. The Company has no risk of loss related to the joint venture at December 31, 2016, beyond its initial investment of $5 and outstanding contract receivables of $423.

Business combinations ‑ new accounting standard adopted in 2016: In January 2017, the Financial Accounting Standards Board issued Accounting Standards Update 2017‑01 (“ASU 2017‑01”) Business Combinations, (Topic 805) Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses.  ASU 2017‑01 provides a screen to determine when an integrated set of assets and activities (collectively, a “set”) is not a business.  The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business.  This screen reduces the number of transactions that need to be further evaluated.
ASU 2017‑01 is effective for fiscal years beginning after December 15, 2018 for entities that are not public business entities.  The amendments are to be applied prospectively.  Early application is permitted for transactions for which the acquisition (or deconsolidation) date occurs before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance.

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ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

The Company has elected to early adopt ASU 2017‑01 for the year ended December 31, 2016.  During 2016, the Company entered into Asset Purchase Agreements to purchase certain contracts and subcontracts (Note 2).  After applying the screen provided by ASU 2017‑01, the Company has determined that substantially all of the fair value of the gross assets acquired in each of these transactions is concentrated in a single identifiable asset.  Accordingly, these acquisitions do not qualify as purchases of businesses and are therefore accounted for as asset purchases rather than as business combinations.

Goodwill: Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value assigned to the individual assets acquired and liabilities assumed. The Company accounts for goodwill subsequent to business combinations in accordance with Accounting Standards Update (ASU) 2014‑02 Intangibles – Goodwill and Other (Topic 350) Accounting for Goodwill, which allows entities who meet the definition of a private company to amortize goodwill on a straight‑line basis over 10 years, or less than 10 years if the entity demonstrates that another useful life is more appropriate. The Company has made an accounting policy election to test goodwill for impairment at the entity level, should triggering events occur. Goodwill is tested for impairment when an event occurs or circumstances indicate the fair value of the entity may be below its carrying amount (a triggering event). When a triggering event occurs, the entity has the option to first assess qualitative factors to determine if a quantitative impairment test is necessary. If the qualitative assessment indicates that impairment is more likely than not, a quantitative test will be performed to measure the excess of the carrying amount of the entity, including goodwill, over its fair value.
The Company accounts for the recognition, measurement, and disclosure of intangible assets acquired in a business combination in accordance with Accounting Standards Update (ASU) 2014‑18 Business Combinations (Topic 805) Accounting for Identifiable Intangible Assets in a Business Combination which allows entities who meet the definition of a private company to recognize both customer‑related intangible assets (unless they are capable of being sold or licensed independently from the other assets of the business) and noncompetition agreements as a component of goodwill, rather than recognizing these assets separately. The Company adopted the alternative for business combinations occurring during 2015. As a result, the Company included customer‑related intangibles (which were not capable of being sold or licensed independently from the other assets) and non‑compete agreements generated during qualifying business combinations in goodwill during 2015, which will be amortized over a 10‑year period.

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ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

The Company amortizes goodwill over a 10‑year period and recognized amortization expense related to goodwill of $6,773 and $5,446, respectively, during the years ended December 31, 2016 and 2015. The Company did not identify any triggering events during the years ended December 31, 2016 and 2015 which would require goodwill to be evaluated for impairment.

Intangible assets:   Through December 31, 2014, intangible assets with definitive lives were recorded at fair value on the date of acquisition and are being amortized over estimated lives of two to seven years. Customer contracts and relationships are amortized at the greater of the ratio of gross revenue of the associated contracts over the estimated future revenue of the contracts or the straight‑line method over the remaining estimated economic life. Non‑compete agreements, software and licenses are amortized using the straight‑line method over the remaining estimated economic life. Intangible assets are reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. In reviewing for impairment, the Company compares the carrying value of the relevant assets to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition. When the estimated undiscounted future cash flows are less than their carrying amount, an impairment loss is recognized equal to the difference between the asset's fair value and its carrying value. The Company has determined that there is no impairment at December 31, 2016 and 2015.

Deferred financing costs ‑ new accounting standard adopted during 2016:   In April 2015, the Financial Accounting Standards Board (“FASB") issued Accounting Standards Update 2015‑03 (“ASU 2015‑03”) Simplifying the Presentation of Debt Issuance Costs as part of a simplification initiative to reduce complexity in accounting standards.  Under ASU 2015‑03, debt issuance costs related to a recognized debt liability are presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts. This standard is effective for fiscal years beginning after December 15, 2015, and is required to be applied retrospectively for each year presented.  Early adoption is permitted, but not required.
The Company has elected to adopt ASU 2015‑03 retrospectively as of December 31, 2016 and 2015.  Management believes that the new presentation method more accurately presents the nature of debt issuance costs.  The effect upon adoption was a reclassification of unamortized net debt issuance cost other assets totaling $1,292 and $1,727 with a corresponding decrease in the related note payable as of December 31, 2016 and 2015, respectively.  Adoption of ASU 2015‑03 did not affect the Company’s Consolidated Statements of Income.

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ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

The costs of obtaining financing have been capitalized and are being amortized on a straight line basis over approximately five years, the respective life of the note, which approximates the effective interest method. There were no additions to deferred financing costs during 2016. Additions to deferred financing costs for the year ended December 31, 2015 were $1,673. Amortization expense for the years ended December 31, 2016 and 2015 was $435 and $188, respectively.

Long‑lived assets and impairment:  The Company periodically evaluates the carrying value of long‑lived assets, including, but not limited to, property and equipment and other assets, when events and circumstances warrant such a review. The carrying value of a long‑lived asset is considered impaired when the anticipated undiscounted cash flows from such an asset are separately identifiable and are less than its carrying value. In that event, a loss is recognized to the extent that the carrying value exceeds the fair value of the long‑lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. At December 31, 2016 and 2015, management has performed a recoverability analysis of the property and does not believe an impairment adjustment is required.

Deferred rent:  The Company recognizes the minimum non‑contingent rents required under operating leases as rent expense on a straight‑line basis over the lives of the leases, with differences between amounts recognized as expense and the amounts actually paid recorded as deferred rent on the accompanying Consolidated Balance Sheets.

Income taxes: ECS is taxed as a partnership, and therefore, does not pay Federal and state corporate income taxes since the tax attributes of the Company are reported on the members' income tax returns. i_SW is a limited liability company and is a disregarded entity for tax reporting purposes. i_SW is included in the consolidated tax return of ECS. ECS does pay income taxes in certain states in which flow‑through entities are not recognized and an income tax provision has been recorded on the accompanying consolidated financial statements for those jurisdictions.
KSH remained a C Corporation after being acquired by ECS (Note 2) and as such files a separate income tax return for Federal and most state corporate income taxes. The Company has accounted for taxes in the accompanying Consolidated Financial Statements for KSH from the date of acquisition.
Current income tax expense is the amount of income taxes expected to be payable for the current year. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax

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ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

The Company evaluates uncertainty in income tax positions based on a more‑likely‑than‑not recognition standard. If that threshold is met, the tax position is then measured at the largest amount that is greater than 50% likely of being realized upon ultimate settlement. If applicable, the Company records interest and penalties as a component of income tax expense. Tax years from January 1, 2013 through the current year remain open for examination by Federal and state tax authorities. As of December 31, 2016 and 2015, there were no accruals for uncertain positions.

Deferred taxes ‑ new accounting standard adopted in 2016:  In November 2015, the Financial Accounting Standard Board issued Accounting Standards Update 2015‑17 (“ASU 2015‑17”) Income Taxes, (Topic 740) Balance Sheet Classification of Deferred Taxes, which simplifies the presentation of deferred income taxes for entities that present a classified statement of financial position. ASU 2015‑17 provides that deferred tax liabilities and assets will be classified as noncurrent in a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax‑paying component of an entity be offset and presented as a single amount remains the same.
ASU 2015‑17 is effective for annual periods beginning after December 15, 2016 for entities that are not public business entities. The amendments are to be applied either prospectively or retrospectively to all periods presented. Early application is permitted for all entities. The Company has elected to adopt ASU 2015‑17 retrospectively for the years ended December 31, 2016 and 2015. For the years presented, the deferred taxes of the Company have been offset and presented as a net noncurrent liability on the Consolidated Balance Sheets. As of December 31, 2016 and 2015, $224 and $163, respectively, of previously recorded current assets have been netted with liabilities, resulting in noncurrent liabilities of $195 and $194, respectively.

Revenue: Revenue is recognized when persuasive evidence or an arrangement exists, services have been rendered or goods delivered, the contract price is fixed or determinable, and collectibility is reasonably assured. Revenue associated with work performed prior to the completion and signing of contract documents is recognized only when it can be reliably estimated and realization is probable. The Company bases its estimates on previous experiences with the customer, communications with the customer regarding funding status, and its knowledge of available funding for the contract.

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ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

Revenue from cost‑type contracts is recognized as costs are incurred on the basis of direct costs plus allowable indirect costs and an allocable portion of the fixed fee. Revenue from fixed‑price type contracts is recognized under the percentage‑of‑completion method of accounting, with costs and estimated profits included in contract revenue as work is performed. Unless it is determined as part of the Company's regular contract performance review that overall progress on a contract is not consistent with costs expected to date, the Company determines the percentage completed based on the percentage of costs incurred or labor hours to date in relation to total estimated costs or labor hours expected upon completion of the contract. If actual and estimated costs to complete a contract indicate a loss, provision is made currently for the loss anticipated on the contract. Revenue from time and materials contracts is recognized as costs are incurred at amounts represented by the agreed‑upon billing amounts.
Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and revenue, and are recognized in the period in which such revisions are determined.

Revenue recognized on contracts for which billings have not been presented to customers at year end is included in the accounts receivable, net classification on the accompanying Consolidated Balance Sheets.

Payments received in advance of the performance of services are included in the accompanying Consolidated Balance Sheets as deferred revenue.

Fair value of financial instruments:  The following disclosures of estimated fair value of financial instruments were determined by management, using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts. Cash equivalents, accounts receivable, accounts payable and other liabilities are carried at amounts which reasonably approximate their fair value amounts.

Basis of accounting:  The consolidated financial statements of the Company have been prepared using the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

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ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

Use of accounting estimates:  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Subsequent events:  Management has evaluated subsequent events for disclosure in these financial statements through April 10, 2017, which is the date the financial statements were available to be issued.

2.	Acquisitions
Information Systems Worldwide Corporation D/B/A i_SW: Effective January 30, 2015, the Company entered into an equity purchase agreement with Information Systems Worldwide Corporation D/B/A i_SW (i_SW) to acquire the rights, title and interest in 100% of i_SW. Immediately prior to closing, i_SW converted into a limited liability company, under the laws of the Commonwealth of Virginia, and changed its corporate name to i_SW, LLC. The aggregate purchase price was $21,019, net of cash acquired of $992, resulting in payment of $20,027 in cash at closing, working capital adjustments finalized subsequent to closing, and payments for a letter of credit. i_SW was headquartered in Arlington, Virginia and is a provider of technical, integration, engineering and analysis solutions to the United States Government and other customers primarily in Virginia. The acquisition was intended to expand the Company's presence in the defense intelligence market. Costs incurred by the Company related to the acquisition of i_SW totaling $114 are included in the accompanying 2015 Consolidated Statement of Income as indirect costs. The acquisition was accounted for as a purchase, and accordingly, the results of operations of i_SW are included in the accompanying Consolidated Statements of Income from the date of acquisition.

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ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

System Planning Corporation: On June 5, 2015, the Company entered into a private secured creditor sale agreement with a bank to acquire the rights, title, and interest in 100% of Systems Planning Corporation (SPC) including the purchase of a separately identifiable asset. SPC had a revolving line of credit loan with a bank to which the stock and substantially all of the business assets of SPC were pledged as security. SPC was in default under the loan documents with the bank, and the bank was conducting the private secured creditor's sale pursuant to Section 9‑601, et seq., of the Uniform Commercial Code (UCC), which define the rights after default and enforcement of security interest. Subsequent to closing, SPC converted into a limited liability company, under the laws of the state of Delaware, and changed its corporate name to SPC Federal, LLC. The aggregate purchase price was $5,130, net of cash acquired of $76, resulting in payment of $5,054 in cash at closing and with working capital adjustments finalized subsequent to closing. SPC was headquartered in Arlington, Virginia and is a provider of diversified research, development, design, analysis and planning services to agencies of the U.S. Government and commercial clients. SPC's contracts include work in the areas of national defense, radar, complex electronic systems, computer system components, and other related systems. The acquisition was intended to further enhance the Company's work in the defense intelligence market and provide capabilities in higher end advanced research products and services. Costs incurred by the Company related to the acquisition of SPC totaling $667 are included in the accompanying 2015 Consolidated Statement of Income as indirect costs. The acquisition was accounted for as a purchase, and accordingly, the results of operations of SPC are included in the accompanying Consolidated Statements of Income from the date of acquisition.

KSH Solutions, Inc.: On October 7, 2015, the Company entered into a stock purchase agreement with KSH Solutions, Inc. (KSH) to acquire the rights, title and interest in 100% of KSH. The aggregate purchase price was $12,964, net of cash acquired of $820 and contingent consideration of $3,206, resulting in payment of $8,938 in cash at closing, with working capital adjustments finalized subsequent to closing. At December 31, 2016 and 2015, $295 and $67, was recorded with deferred purchase consideration in the accompanying Consolidated Balance Sheets for these adjustments. KSH was headquartered in San Antonio, Texas, with a corporate service center in Charleston, South Carolina and is a provider of enterprise wide information assurance and support, with a specialty in healthcare operations. The acquisition was intended to expand the Company's presence in the growing U.S. defense health market. Costs incurred by the Company related to the acquisition of KSH totaling $330 are included in the accompanying 2015 Consolidated Statement of Income as indirect costs. The acquisition was accounted for as a purchase, and accordingly, the results of operations of KSH are included in the accompanying Consolidated Statements of Income from the date of acquisition.

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ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

The stock purchase agreement contains provisions for additional consideration contingent on achieving specified earnings levels for the fiscal years ending December 31, 2016 and 2017, with a maximum earn‑out amount that could be achieved during the initial subsequent period. Based on the information available at the date of acquisition and subsequent results, it was determined that KSH would likely achieve some of those earnings levels. As a result, the Company had recorded a liability of $3,206 (Note 11) which is included in the accompanying 2015 Consolidated Balance Sheet.
Gupton & Associates, Inc.: In 2014, the Company entered into an Asset Purchase Agreement with Gupton & Associates, Inc. to purchase a subcontract for which the Company is the prime contractor. Additional consideration is contingent on achieving fully executed modifications on the contract for option years. The period of performance for the base and option years was through October 2016. During 2015, $1,950 in contingent consideration was paid. The acquisition was accounted for as a purchase.
Jacobs Technology, Inc.: In 2016, the Company finalized an Asset Purchase Agreement with Jacobs Technology, Inc. to purchase contracts for $200. The acquisition was accounted for as an asset purchase and is included in the accompanying Consolidated Balance Sheets within intangible assets (Note 7). The cost of the contract is being amortized over a period of 3 years.

Engility, LLC: In 2016, the Company entered into an Asset Purchase Agreement with Engility, LLC to purchase certain contracts and subcontracts for $480. The acquisition was accounted for as an asset purchase and is included in the accompanying Consolidated Balance Sheets within intangible assets (Note 7). The cost of the contracts is being amortized over a period of 8 years.

‑20‑

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

The following table summarizes the fair value of consideration transferred, the amounts of assets acquired and liabilities assumed recognized at the acquisition date and the cash paid for the acquisitions in 2015:

	i_SW	SPC	KSH

Consideration
Cash	$21,019	$5,130	$9,758
Contingent consideration	-	-	3,206

Fair value of consideration	$21,019	$5,130	$12,964

Acquisition related costs	$114	$667	$330

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$992	$76	$820
Accounts receivable ‑ contracts	3,749	6,630	3,100
Prepaid expenses and other current assets	100	231	149
Income tax receivable	-	-	6
Inventory	-	621	-
Property and equipment	61	479	611
Radar equipment	-	4,055	-
Other assets	8	16	34
Accounts payable and accrued expenses	(1,822)	(10,872)	(2,064)
Provision for overapplied indirect rates	(126)	(151)	-
Accrued salaries and related liabilities	(1,017)	(1,475)	(2,085)
Deferred income taxes	-	-	(115)
Total net assets (liabilities)	1,945	(390)	456

Goodwill	19,074	5,520	12,508

Subtotal	21,019	5,130	12,964

Less: Cash acquired	(992)	(76)	(820)
Less: Contingent consideration	-	-	(3,206)

Total cash paid, net of cash acquired	$20,027	$5,054	$8,938

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ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

3.	Accounts receivable	Accounts receivable, at December 31, 2016 and 2015, consist of amounts due under contracts in progress. The components of accounts receivable, are as follows at December 31:
			2016	2015

		Billed receivables	$52,622	$48,171
		Unbilled receivables	5,077	5,127

		Total	57,699	53,298
		Less: Allowance for doubtful accounts	(145)	(435)

		Net	$57,554	$52,863

The accounts receivable are pledged as collateral for the note payable.

Of the billed receivables as of December 31, 2016 and 2015, approximately 58% and 46%, are due from three and four customers, respectively. Revenue from those customers generated approximately 56% and 57%, respectively, of total contract revenue for the years ended December 31, 2016 and 2015.

4.	Inventory	Inventory consisted of the following at December 31:
			2016	2015

		Raw materials	$638	$532
		Work in process	-	167
		Finished goods	137	175

		Total	775	874

		Less: Inventory valuation allowance	(117)	(117)

		Net	$658	$757

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ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

5.	Property and equipment	Property and equipment consisted of the following at December 31:
2016	2015

Furniture, office and other equipment	$2,290	$1,628
Computer equipment	1,904	1,600
Leasehold improvements	2,117	395
Software	436	280
Radar equipment	4,055	4,374
Vehicles	5	5

Total	10,807	8,282
Less: Accumulated depreciation and amortization	(5,053)	(3,233)

Net	$5,754	$5,049

Depreciation and amortization expense was $1,852 and $878 for the years ended December 31, 2016 and 2015, respectively.
6.	Goodwill	Goodwill consisted of the following at December 31:
2016	2015

Cost	Accumulated Amortization	Cost	Accumulated Amortization	Weighted Average Life

Goodwill	$67,733	$(15,282)	$67,733	$(8,509)	10

‑23‑

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

		Amortization expense for the years ended December 31, 2016 and 2015 was $6,773 and $5,446, respectively. Estimated amortization expense for the next five years as of December 31, 2016 is as follows:
		Year Ending December 31			Amount

		2017				$6,773
		2018				6,773
		2019				6,773
		2020				6,773
		2021				6,773

7.	Intangible assets	Intangible assets consisted of the following at December 31:
			2016		2015

			Cost	Accumulated Amortization	Cost	Accumulated Amortization	Weighted Average Life

		Customer contracts and relationships	$19,847	$(17,276)	$19,167	$(13,303)	5.7
		Non‑compete agreements	1,487	(1,443)	1,487	(1,378)	4.2
		Internally developed software	425	(425)	425	(390)	5.0
		Licenses	36	(36)	36	(36)	2.0

		Total	$21,795	$(19,180)	$21,115	$(15,107)

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ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

The intangible assets have no expected residual value at the end of their useful lives. Amortization expense for the years ended December 31, 2016 and 2015 was $4,073 and $4,726. Estimated amortization expense for the next five years as of December 31, 2016 is as follows:

		Year Ending December 31	Amount

		2017	$1,851
		2018	423
		2019	71
		2020	60
		2021	60

8.	Equity investment	A summary of the financial information of Advanced Quality Alliance, LLC as of and for the years ended December 31, 2016 and 2015 is as follows:
			2016	2015

		Total assets	$1,446	$527

		Total liabilities	$1,437	$518

		Members' equity	$9	$9

		Revenue	$5,929	$4,777

		Net income	$—	$—

The Company provides contract support services to Advanced Quality Alliance, LLC. At December 31, 2016 and 2015, $423 and $180, respectively, was due from the joint venture for billed work performed and is included in accounts receivable in the accompanying Consolidated Balance Sheets. For the year ended December 31, 2016 and 2015, the Company recognized revenue of $2,131 and $2,012, respectively, for services rendered to the joint venture.

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ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

9.	Note payable
The Company has a credit agreement (Credit Facility) with six financial institutions that provides for borrowings of up to $125 million under a revolving credit facility. The Credit Facility matures on September 30, 2020. All outstanding borrowings bear interest at the London InterBank Offered Rate (LIBOR) plus a spread of 1.60% to 2.35%, which is based on the Company's leverage ratio. The interest rate on outstanding borrowings at December 31, 2016 and 2015 was 2.22% and 1.84%, respectively. The imputed interest rate including deferred financing costs at December 31, 2016 and 2015 was 6.03% and 3.31%, respectively. The Credit Facility is secured by Company assets, including a pledge agreement for the stock ownership in all subsidiaries. The borrowings of the Company are allocated between the six financial institutions in proportion to the maximum borrowings. At December 31, 2016 and 2015, outstanding borrowings, net of deferred financing costs of $1,292 and $1,727, were $13,708 and $29,273, respectively.

The agreements allow for the issuance of letters of credit up to $7.5 million, which reduce the availability on the revolving credit facility on a dollar for dollar basis. At December 31, 2016 and 2015, $57 and $228 were outstanding as a standby letter of credit providing collateral for an i_SW lease, respectively. The letter of credit is renewed annually but will not extend beyond April 20, 2023.

The Company also has available a $7.5 million swingline loan, which reduces the availability on the revolving credit facility on a dollar for dollar basis. At December 31, 2016 and 2015, there were no outstanding amounts due on the swingline loan.
The Company may request an increase in the total revolving commitment by an amount not to exceed $25 million in the aggregate, resulting in an revolving commitment of not greater than $150 million.
The agreements contain various financial covenants including leverage ratios and a minimum interest coverage ratio, computed on a consolidated basis. The Company was in compliance with all financial covenants as of December 31, 2016 and 2015.

‑26‑

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

10.	Income taxes	For the years ended December 31, 2016 and 2015, the components of the provision for income taxes consisted of:
			2016	2015

		Current
		Federal	$1,251	$171
		State	408	71

		Total	1,659	242

		Deferred
		Federal	1	69
		State	-	10

		Total	1	79

		Provision for income taxes	$1,660	$321

The provision for income taxes for the years ended December 31, 2016 and 2015 reflected in the accompanying consolidated financial statements varies from the amount which would have been computed using statutory rates as follows:

			2016	2015

		Federal income tax provision, computed at statutory rates	$1,331	$338
		State income tax provision, net of federal income taxes	415	60
		Permanent and other differences	(86)	(77)

		Provision for income taxes	$1,660	$321

‑27‑

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

The net deferred income tax liability represents an estimate of the income tax that will be due in future periods from the cumulative temporary differences recognized for financial reporting purposes from that recognized for income tax reporting purposes. At December 31, 2016 and 2015, the components of these temporary differences and the deferred tax liability were as follows:

			2016	2015

		Property and equipment	$(419)	$(357)
		Accrued salaries and related liabilities	224	163

		Net temporary differences	$(195)	$(194)

11.	Fair value
The Company values certain liabilities at fair value in accordance with a three‑tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:
Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities;
Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

‑28‑

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

The fair value of liabilities measured on a recurring basis as of December 31, 2016 and 2015 are as follows:
	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

Contingent consideration as of December 31, 2016	$—	$—	$5,836	$5,836

Contingent consideration as of December 31, 2015	$—	$—	$3,206	$3,206

A financial instrument's level within fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Level 3 value of contingent consideration was developed utilizing the terms of the purchase agreement, present value factors and the estimated probability of future payments.

The original amount of contingent consideration of $3,206 was recorded in 2015 with the acquisition of KSH (Note 2) and is included in the accompanying Consolidated Balance Sheets in deferred purchase consideration. This amount was estimated using target gross profit levels in future years and discounted using a rate of 2%. Gross profit levels as of December 31, 2016 exceeded original expectations. As a result, the Company adjusted the value of contingent consideration accordingly.

Level 3 Contingent Consideration
Beginning balance, January 1, 2016	$3,206
Remeasurement	2,630
Ending balance, December 31, 2016	$5,836

‑29‑

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

12.	Retirement plans
ECS: ECS sponsors a tax deferred retirement plan under the provisions of Section 401(k) of the Internal Revenue Code (IRC) to provide retirement benefits for all eligible employees. The Plan is a traditional safe harbor matching contribution plan. Under the plan, employees become eligible to participate immediately. The participants may contribute a percentage of their gross annual earnings subject to IRC limitations. ECS provides a matching contribution equal to 100% of participant contributions that do not exceed the first 3% of their compensation, and 50% of participant contributions that do not exceed the next 2% of their compensation. Participants vest 100% in both their voluntary contributions and matching contributions. For the years ended December 31, 2016 and 2015, the Company made contributions of $3,290 and $2,882, respectively.
SPC: SPC sponsored a defined contribution 401(k) plan for all employees who had completed one year of service. Participants were able to make voluntary contributions limited to IRC limitations. SPC made matching contributions of 3% of each participant's salary. During 2016, SPC's Plan was liquidated and merged with the ECS plan. For the period from the acquisition date to December 31, 2015, SPC made contributions of $126.
i_SW: i_SW sponsored a tax deferred retirement and profit sharing plan under the provisions of Section 401(k) of the IRC to provide retirement benefits for all eligible employees. Participating employees were able to voluntarily contribute amounts subject to IRC limitations. i_SW, at its discretion, was able to make profit sharing contributions. For the year ended December 31, 2016, i_SW's Plan made contributions of $426. During 2016, I_SW's Plan was liquidated and merged with the ECS plan. For the period from the acquisition date to December 31, 2015, i_SW made contributions of $402.
KSH: KSH sponsors a defined contribution plan under the provisions of Section 401(k) of the IRC to provide retirement benefits for all eligible employees. Employees become eligible to participate beginning in the month following their date of hire. Employee contributions are subject to IRC limitations. KSH may elect annually to match employee contributions up to 2% of annual base pay with an annual maximum of $2 per employee. KSH can also elect to make profit sharing contributions to the plan at management's discretion. The plan requires 1 hour of service to participate in profit sharing contributions. For the year ended December 31, 2016, KSH made contributions of $360. For the period from the acquisition date to December 31, 2015, KSH made contributions of $137.

‑30‑

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

13.	Operating leases
The Company is obligated, as lessee, under non‑cancelable operating leases for office space in various locations. The lease terms expire at various dates through 2022. The minimum payments required under the leases are expensed on a pro rata basis over the term of the leases.

The following is a schedule by years of future minimum rental payments required under the operating leases that have an initial or remaining non‑cancelable lease term in excess of one year as of December 31, 2016:

		Year Ending December 31	Total

		2017	$3,097
		2018	3,202
		2019	3,279
		2020	3,055
		2021	3,285
		Thereafter	523

		Total	$16,441

		Total rent expense for the years ended December 31, 2016 and 2015 was $4,207 and $3,824, respectively.

14.	Related party transactions
The Company provides contract support services to and receives contract support from a company that is owned by a relative of a board member. During the years ended December 31, 2016 and 2015, the Company recognized revenue of $1,301 and $1,511, respectively, for the services performed and had $173 and $225 of accounts receivable outstanding from the company as of December 31, 2016 and 2015, respectively. During 2016 and 2015, the Company recognized expenses of $4,696 and $4,476, respectively, for the contract support services received. As of December 31, 2016 and 2015, $2,373 and $2,209, respectively, due to the other company was included in accounts payable and accrued expenses. In addition, the Company has entered into a joint venture agreement (Notes 1 and 8) with the company.

‑31‑

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

15.	Contract status
Provisional indirect cost rates: Billings under cost‑based government contracts are calculated using provisional rates which permit recovery of indirect costs. These rates are subject to audit on an annual basis by the government agencies' cognizant audit agency. The cost audit will result in the negotiation and determination of the final indirect cost rates which the Company may use for the periods audited. The final rates, if different from the provisional rates, may create a receivable or a liability.

As of December 31, 2016, the Company has negotiated final settlements on indirect cost rates through December 31, 2012. The Company periodically reviews its cost estimates and experience rates, and adjustments, if needed, are made and reflected in the period in which the estimates are revised. In the opinion of management, redetermination of any cost‑based contracts for the open years will not have a material effect on the Company's financial position or results of operations. Management has provided an accrual for over‑applied provisional billings in the amount of $1,275 and $1,062 at December 31, 2016 and 2015, respectively.

		Contract backlog: The Company has authorized but uncompleted contracts in progress at December 31, 2016, approximately as follows:
		Total contract price of initial contract awards including modifications, exercised options, and approved change orders	$1,157,944
		Completed to date	(887,253)

		Authorized backlog	$270,691

		The foregoing contracts contain unexercised options and unfunded amounts not reflected in the above amounts totaling approximately $794,997 at December 31, 2016.
16.	Members' and stockholders' equity
In March 2015, a holding company, ECS Federal Holding Co., an S Corporation, was created by the stockholders of ECS Federal, Inc. and on March 23, 2015, the stockholders contributed all of ECS Federal, Inc.'s shares to ECS Federal Holding Co. in exchange for stock of the holding company and ECS Federal, Inc. became a Qualified Subchapter S Subsidiary. On March 24, 2015, ECS Federal, Inc. was converted to ECS Federal, LLC.

On March 14, 2015, the Company entered into a Membership Purchase Agreement which became effective on March 31, 2015, selling a 45% interest in ECS Federal, LLC to a private equity holder.

‑32‑

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

Effective with the conversion and amended with the Membership Purchase Agreement, the Company executed a Limited Liability Company Agreement. Under this agreement, the Company is authorized to issue Class A‑1, Class A‑2, and Class P‑1 interests. The total membership interests or other equity interests that the Company shall have the authority to issue is unlimited. The Company has issued Class A‑1, Class A‑2, and Class P‑1 interests. The Members holding voting interests shall vote together as a single class on all matters on which they are specifically entitled to vote pursuant to the Agreement. Each Member holding voting interests shall have voting power in proportion to such Member's percentage interest attributable to the voting interests held by such Member as compared to the percentage interest attributable to the voting interests of all Members entitled to vote. The Company shall have a Board of Managers, which has exclusive rights and responsibilities to direct the business of the Company. Each Member holds preemptive rights in the event of a proposed issuance of securities by the Company to purchase the securities.
Upon the consummation of any merger, consolidation, reorganization, recapitalization, similar or other transaction in which two of the majority members cease to own, directly or indirectly, in the aggregate at least a majority of the voting power of the Company, or sale or other disposition of all or substantially all the assets of the Company, all cash proceeds or other consideration paid to the Company, net of any transaction fees, shall be distributed to the Members as a product of percentage interests of the holders in order of priority: first that Class A‑1 interests receive an amount sufficient to generate an internal rate of return equal to 20% with respect to such holder's capital contributions and so that Class A‑1 interests receive a distribution equal to their percentage interest less 5%; second that Class A‑2 interests receive an amount equal to such holder's capital contributions; third that Class P‑1 interest receive an amount equal to $18,500; and last any remaining amounts to Class A‑2 interest and P‑1 interests on a pro rata basis.
The Board of Managers shall cause the Company to distribute to each Member, with respect to each quarterly estimated tax period, an amount of cash equal to the estimated net taxable income of the Company effected for applicable tax rates.
On any date prior to the fifth anniversary of the Agreement, and except for a transfer specifically permitted by the Agreement, no Member may, directly or indirectly, transfer any Membership Interests held by such Member without the written consent of all the other Members. If, at any time on or after the fifth anniversary of the Agreement, either of the majority members proposes to sell or otherwise dispose of any of its Membership Interests, such Member shall provide to the other Member a right of first offer.

‑33‑

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

17.	Compensation plans
The Company has adopted a Stock Appreciation Rights Plan (Plan) and entered into stock appreciation rights agreements with certain key employees. The purpose of the Plan is to provide deferred compensation to selected employees of the Company to create incentive to increase the value of and to contribute to the success of the Company. The Plan permits issuance of up to 1,600,000 stock appreciation rights. The rights vest beginning in the year following the grant date and each year thereafter at 10% per year through year six with a maximum vesting of 50% based on service. If there is a change in control, all of the unvested rights shall become 100% vested. Rights shall become payable upon a change in control, a grantee attaining age 65 and completing 10 years of continuous service, or termination of the grantee's employment. Rights are assigned a value either based upon the notional equity value of the Company as determined by the Board of Managers with a 40% discount for lack of marketability and control or an annual valuation of the Company's common stock as determined by the Board of Managers. The increase in the value of the rights over the vesting period is recorded as compensation expense. During the years ended December 31, 2016 and 2015, respectively, 72,500 and 100,000 stock appreciation rights were granted. As of December 31, 2016 and 2015, respectively, 543,696 and 530,138 stock appreciation rights were outstanding, net of forfeitures. During the years ended December 31, 2016 and 2015, respectively, 53,014 and 46,165 stock appreciation rights were vested. Compensation expense related to awards was $325 and $203, respectively, for the years ended December 31, 2016 and 2015.

18.	Commitments and contingencies
The Company has been named as a defendant in various claims and other legal actions arising in the normal course of business. The Company believes the claims are without merit and intends to vigorously defend its position. In the opinion of management, the outcome of these matters will not have a materially adverse effect on the financial condition, results of operations or cash flows of the Company.
The federal government is implementing significant changes to government spending and other programs. The funding of U.S. government programs is subject to an annual Congressional budget authorization and appropriations process. The Company cannot predict the impact on existing, follow‑on or replacement programs from potential changes in priorities due to changes in spending levels.

‑34‑